      As filed with the Securities and Exchange Commission on September 11, 2000
                                    Registration No. 333-_______________________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             OPTIMUMCARE CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
         --------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation of Organization)

                                   33-0218003
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

        30011 Ivy Glenn Drive, Suite 219, Laguna Niguel, California 92677
        -----------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                NON-PLAN OPTIONS
                                ----------------
                            (Full title of the plan)

                                Edward A. Johnson
                         3001 Ivy Glenn Drive, Suite 219
                         Laguna Niguel, California 92677
                        --------------------------------
                     (Name and address of agent for service)

                                 (949) 495-1100
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee

-------------------------------------------------------------------------------------------------------
                                               Proposed
                                               maximum           Proposed maximum
 Title of securities     Amount to be      offering price per   aggregate offering         Amount of
  to be registered        registered            unit(1)               price            registration fee
-------------------------------------------------------------------------------------------------------
Common Stock,            325,000 shares         $0.62               $201,500
$.001 par value
-------------------------------------------------------------------------------------------------------
Common Stock,            850,000 shares         $0.65               $552,500
$.001 par value
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Common Stock,            350,000 shares         $1.00               $350,000
$.001 par value
-------------------------------------------------------------------------------------------------------
Common Stock,            300,000 shares        $1.3133              $393,990
$.001 par value
-------------------------------------------------------------------------------------------------------
Common Stock,            175,000 shares        $0.9010              $157,675
$.001 par value
-------------------------------------------------------------------------------------------------------
TOTALS                  2,000,000 shares          --              $1,655,665           $437.10
-------------------------------------------------------------------------------------------------------

(1) Based upon the exercise prices of the outstanding options which are being registered hereby pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company incorporates by reference into this Registration Statement:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

        3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and

        4. The description of the Company's Common Stock, $.001 par value, contained in the Company's Registration Statement on Form S-18 filed under the Securities Act of 1933, as amended, Registration No. 33-16313-LA, including any amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

        Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

        Inapplicable.

Item 6.  Indemnification of Directors and Officers.

DELAWARE STATUTES

        Section 145 of the Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

        (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLES OF INCORPORATION

        Article VII of the Company's Certificate of Incorporation provides for the indemnification of the Company's directors under certain circumstances as follows:

        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

BYLAWS

        The Company's Bylaws provide for the indemnification of the Company's directors, officers, employees, or agents under certain circumstances as follows:

        7.1 Authorization For Indemnification. The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

        7.2 Advance of Expenses. Costs and expenses (including attorneys' fees) incurred by or on behalf of a director or officer in defending or investigating any action, suit, proceeding or investigation may be paid by the Corporation in advance of the final disposition of such matter, if such director or officer shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or by the stockholders, that, based upon the facts known to the Board or counsel at the time such determination is made, (a) the director, officer, employee or agent acted in bad faith or deliberately breached his duty to the Corporation or its stockholders, and (b) as a result of such actions by the director, officer, employee or agent, it is more likely than not that it will ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.

        7.3 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or applicable law.

        7.4 Non-Exclusivity. The right of indemnity and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any agreement for indemnification of or advancement of expenses to any director, officer, employee or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein.

Item 7.  Exemption from Registration Claimed.

        Inapplicable.

Item 8.  Exhibits.

Exhibit Number                Description
--------------                -----------
4.1                  Restated Certificate of Incorporation. (Incorporated by reference to the
                     Company's Annual Report on Form 10-K for the year ended December 31, 1989.)

4.2                  Bylaws of the Company. (Incorporated by reference to the Company's
                     Registration Statement on Form S-18, File No. 33-16313-LA.)

5.1                  Opinion of Oppenheimer Wolff & Donnelly, LLP

23.1                 Consent of Oppenheimer Wolff & Donnelly, LLP. (Included in Exhibit 5.1)

23.2                 Consent of Lesley, Thomas, Schwarz & Postma Inc.

23.3                 Consent of Ernst & Young LLP

99.1                 Form of Stock Option Agreement pursuant to which the stock options relating to the shares registered hereby were granted.


Item 9.  Undertakings.

        A The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Niguel, State of California, on September 5, 2000.

                                        OPTIMUMCARE CORPORATION,
                                        a Delaware corporation


                                        By: /s/ EDWARD A. JOHNSON
                                            ------------------------------------
                                            Edward A. Johnson, Chairman of the
                                            Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                                 Date
---------                            -----                                 ----
/s/ EDWARD A. JOHNSON                Chairman of the Board, Chief
-----------------------------        Executive Officer, Principal
EDWARD A. JOHNSON                    Financial Officer* and Director       September 5, 2000

/s/ MULUMEBET GEBRE MICHAEL          President, Chief Operating
-----------------------------        Officer and Director                  September 5, 2000
MULUMEBET GEBRE MICHAEL

/s/ MICHAEL S. CALLISON
-----------------------------
MICHAEL S. CALLISON                  Director                              September 5, 2000

/s/ GARY L. DREHER
-----------------------------
GARY L. DREHER                       Director                              September 5, 2000

/s/ JON E. JENETT
-----------------------------
JON E. JENETT                        Director                              September 5, 2000

* The Principal Financial Officer is also the Principal Accounting Officer.

Exhibit Number                Description
--------------                -----------
4.1                  Restated Certificate of Incorporation. (Incorporated by reference to the
                     Company's Annual Report on Form 10-K for the year ended December 31, 1989.)

4.2                  Bylaws of the Company. (Incorporated by reference to the Company's
                     Registration Statement on Form S-18, File No. 33-16313-LA.)

5.1                  Opinion of Oppenheimer Wolff & Donnelly, LLP

23.1                 Consent of Oppenheimer Wolff & Donnelly, LLP. (Included in Exhibit 5.1)

23.2                 Consent of Lesley, Thomas, Schwarz & Postma Inc.

23.3                 Consent of Ernst & Young LLP

99.1                 Form of Stock Option Agreement pursuant to which the stock options relating to the shares registered hereby were granted.